Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dividend Capital Trust Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-116929 and No. 333-122260) on Form S-3 of Dividend Capital Trust Inc. of our report dated May 13, 2005, with respect to the statement of revenues and certain expenses of Memphis I in Memphis, Tennessee, for the year ended December 31, 2004, which report appears in the Form 8-K/A dated February 2, 2005, filed on May 28, 2005, of Dividend Capital Trust Inc.

Ehrhardt Keefe Steiner & Hottman PC

June 1, 2005

Denver, Colorado